Exhibit 10.7

FIRST AMENDMENT TO EXECUTIVE OFFER LETTER

This FIRST AMENDMENT TO EXECUTIVE OFFER LETTER (this “Amendment”) is made and entered into as of March 12, 2021, by and between                                                               (“Executive”) and Gentherm Incorporated (“Gentherm” or the “Company”). Executive and Gentherm are referred to herein each as a “Party” and, collectively, as the “Parties.”

RECITALS

A.     Executive and Gentherm executed an offer letter dated                      (the “Offer Letter”).

B.    The Parties have agreed to amend the Offer Letter by adding the terms set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other valuable consideration, the Parties agree as follows:

TERMS AND CONDITIONS

1.    Severance Opportunity. The Company agrees to provide Executive with a severance opportunity, as follows:

(a)    Gentherm has established a Severance Pay Plan for Eligible Employees of Gentherm Incorporated dated January 29, 2021 (as amended from time to time, the “Plan”), which provides for Severance Benefits (as defined in the Plan) to be provided in the Company’s discretion to eligible employees whose employment is involuntarily terminated without Cause (as defined in the Plan) in accordance with the terms of the Plan;

(b)    The Parties agree that, if Executive is eligible for Severance Benefits in the event of an involuntary termination without Cause, the Company will provide such benefits to Executive notwithstanding its discretionary authority not to do so under the Plan, with such benefits to be provided in accordance with the other terms and requirements of the Plan, including but not limited to the release requirement set forth in Appendix B of the Plan; and

(c)    The Parties further agree that, if Executive resigns his employment with the Company for Good Reason (as defined below), then Executive will be eligible to receive the Severance Benefits under the Plan as if Executive had been involuntarily terminated without Cause, notwithstanding Gentherm’s discretionary authority not to provide benefits under the Plan in that circumstance, with such benefits to be provided in accordance with the other terms and requirements of the Plan, including but not limited to the release requirement set forth in Appendix B of the Plan.

(d)    For purposes of this Amendment, “Good Reason” means the occurrence of any of the following without Executive’s consent: (i) a material breach of the Offer Letter; (ii) a material diminution in Executive’s then-current compensation or benefits, authority, duties, or responsibilities, including following a Change in Control; (iii) a change in Executive’s primary work location to a location that is more than 50 miles away from Executive’s primary work location as of the date of this Amendment; (iv) any successor’s failure to assume the Company’s duties and obligations under the terms of the Offer Letter and this Amendment; or (v) the Company’s termination of the Plan or an amendment thereof that results in a material diminution of the available Severance Benefits for Executive. Notwithstanding the above, no “Good Reason” will exist unless (x) Executive notifies the Company in writing within 30 days after the existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (y) Executive terminates employment by no later than 45 days after the providing the notice.

2.    Change in Control Severance. The Company agrees to provide enhanced severance benefits under certain circumstances, as follows:

(a)    If Executive’s employment is terminated by the Company or its successor without Cause or by Executive for Good Reason during the window period starting with the signing of an agreement to engage in a Change in Control (as defined below) until twelve (12) months after the Change in Control, then the Severance Benefits otherwise payable to Executive in accordance with Section 1 and the Plan will be increased as follows:

Severance Benefits	Two (2) years of Base Pay (as defined in the Plan), payable in a single lump sum payment within thirty (30) days of the effective date of the release required under the Plan, as set forth in Appendix B of the Plan.

COBRA Subsidy	Eighteen (18) months of COBRA Subsidy. The COBRA Subsidy shall be equal to the employer portion of the monthly premium for active employee coverage, based on Executive’s coverage selection. Executive shall be responsible for the remaining portion of the any applicable COBRA premium.

Annual Bonus

The annual bonus for the year in which the termination occurs shall be payable at two (2) times Executive’s bonus target for the year in which the termination occurs, to be paid in a lump sum at the same time as the severance benefit is paid. To the extent the annual bonus for the year prior to the year in which the termination of employment occurs has not been made, payment of such annual bonus shall be made at same time the Company makes payment of such annual bonuses to active employees.

For the avoidance of doubt, the treatment of any bonus payment hereunder shall supersede the terms and conditions of any such bonus plan and such payment hereunder shall be in lieu of any bonus payment under any such bonus plan.

(b)    For purposes of this Amendment, a “Change in Control” means the earliest to occur of any of the following events, each of which must also constitute a “change in control event” within the meaning of Treas. Reg. section 1.409A-3(i)(5): (i) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding stock of the Company; (ii) any one Person or more than one Person Acting as a Group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Company that have a total gross fair market value (as determined by Gentherm’s Board of Directors (the “Board”)) of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition; or (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement.

(c)    For purposes of this Amendment, a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are a “group” as defined under Section 13 of the Exchange Act. If a Person owns equity interests in both entities that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with other shareholders only with respect to the ownership in that entity before the transaction giving rise to the change and not with respect to the ownership interest in the other entity. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same entity at the same time, or as a result of the same public offering.

3.    Effect on Other Agreements. This Amendment sets forth the Parties’ entire agreement regarding severance benefits available to Executive and supersedes any severance opportunity provided in the Offer Letter, the Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan or any other agreement. For clarity, this Amendment does not supersede or modify any provision governing the treatment of Executive’s equity interests or rights to acquire equity interests following the termination of Executive’s employment. Except as expressly set forth in this Amendment, the Offer Letter remains unmodified, in full force and effect.

4.    Sections 280G and 4999 of the Internal Revenue Code (the “Code”). If any payment or benefit that Executive would otherwise receive pursuant to this Amendment (when considered together with any payment or benefit Executive would otherwise receive under any other agreement or practice) (collectively, a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax; or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive. If a reduced Payment is made, Executive shall have no rights to any additional payments and/or benefits constituting the Payment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Executive Offer Letter to be executed as of the date first written above.

GENTHERM INCORPORATED

By:
	Barbara J. Runyon Senior Vice President and Chief Human Resources Officer	[INSERT]

SIGNATURE PAGE TO

FIRST AMENDMENT TO EXECUTIVE OFFER LETTER